Exhibit 10.1
SECURITIES PURCHASE AGREEMENT
KALLINA CORPORATION
and
APPLIED DIGITAL SOLUTIONS, INC.
Dated: August 31, 2007

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Page(s)
6. Covenants of the Company.	16
6.1 Stop-Orders.	16
6.2 Listing.	16
6.3 Market Regulations.	16
6.4 Reporting Requirements.	17
6.5 Use of Funds.	18
6.6 Access to Facilities.	18
6.7 Taxes.	18
6.8 Insurance.	19
6.9 Intellectual Property.	19
6.10 Properties.	19
6.11 Confidentiality.	20
6.12 Required Approvals.	20
6.13 Intentionally Omitted.	21
6.14 Opinion.	21
6.15 Margin Stock.	21
6.16 FIRPTA.	22
6.17 Board Observation Rights.	22
7. Covenants of the Purchaser.	22
7.1 Confidentiality.	22
7.2 Non-Public Information.	22
7.3 Limitation on Acquisition of Common Stock of the Company.	23
8. Covenants of the Company and the Purchaser Regarding Indemnification.	23
8.1 Company Indemnification.	23
8.2 Purchaser’s Indemnification.	23
9. Registration Rights.	24
9.1 Registration Rights Granted.	24
9.2 Offering Restrictions.	24
10. Miscellaneous.	24
10.1 Governing Law, Jurisdiction and Waiver of Jury Trial.	24
10.2 Severability.	25
10.3 Survival.	25
10.4 Successors.	25
10.5 Entire Agreement; Maximum Interest.	26
10.6 Amendment and Waiver.	26
10.7 Delays or Omissions.	26
10.8 Notices.	27
10.9 Attorneys’ Fees.	28
10.10 Titles and Subtitles.	28
10.11 Facsimile Signatures; Counterparts.	28
10.12 Broker’s Fees.	28
10.13 Construction.	28
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LIST OF EXHIBITS

Form of Secured Term Note	Exhibit A
Form of Escrow Agreement	Exhibit B
iii

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 31, 2007, by and between APPLIED DIGITAL SOLUTIONS, INC., a Delaware corporation (the “Company”), and KALLINA CORPORATION, a Delaware corporation (the “Purchaser”).
RECITALS
WHEREAS, the Company has authorized the sale to the Purchaser of a Secured Term Note in the aggregate principal amount of Seven Million Dollars ($7,000,000) substantially in the form of Exhibit A hereto (as amended, modified and/or supplemented from time to time, the “Note”), and the Company desires to transfer 200,000 shares of VeriChip Corporation common stock that it owns to the Purchaser (the “Grant Shares”);
WHEREAS, the Purchaser desires to purchase the Note and the Grant Shares on the terms and conditions set forth herein; and
WHEREAS, the Company desires to issue and sell the Note and the Grant Shares to the Purchaser on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Agreement to Sell and Purchase. Pursuant to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3), the Company shall sell to the Purchaser, and the Purchaser shall purchase from the Company, the Note. The sale of the Note on the Closing Date shall be known as the “Offering.” The Note will mature on the Maturity Date (as defined in the Note). The Note is referred to as the “Securities.”
2. Payment. On the Closing Date:
(a) The Company will transfer to the Purchaser 200,000 validly issued and non-assessable shares of common stock of VeriChip Corporation (“CHIP”). All the representations, covenants, warranties, undertakings, and indemnification, and other rights made or granted to or for the benefit of the Purchaser by the Company in respect of the Grant Shares are hereby also made and granted for the benefit of the transferee of the Grant Shares so long as such transferee is an Affiliate of the Purchaser.
(b) Subject to the terms of Section 2(c) below, the Company shall pay to Laurus Capital Management, LLC, the investment manager of the Purchaser (“LCM”), a non-refundable payment in an amount equal to $277,307.69 (the “LCM Payment”) which LCM Payment is intended to defray certain of LCM’s due diligence, legal and other expenses incurred in connection with the entering into of this Agreement and the Related Agreements and all related matters.

(c) The LCM Payment and the expenses referred to in the preceding clause (b) (net of the $13.461.54 deposit previously paid by the Company) shall be paid at Closing out of funds held pursuant to the Escrow Agreement (as defined below) and a disbursement letter (the “Disbursement Letter”).
3. Closing, Delivery and Payment.
3.1 Closing. Subject to the terms and conditions herein, the closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof, at such time or place as the Company and the Purchaser may mutually agree (such date is hereinafter referred to as the “Closing Date”).
3.2 Delivery. Pursuant to the Escrow Agreement, at the Closing on the Closing Date, the Company will deliver to the Purchaser, among other things, the Note and the Grant Shares and the Purchaser will deliver to the Company, among other things, the amounts set forth in the Disbursement Letter by certified funds or wire transfer. The Company hereby acknowledges and agrees that Purchaser’s obligation to purchase the Note from the Company on the Closing Date shall be contingent upon the satisfaction (or waiver by the Purchaser in its sole discretion) of the items and matters set forth in the closing checklist provided by the Purchaser to the Company on or prior to the Closing Date.
4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:
4.1 Organization, Good Standing and Qualification. Each of the Company and its Pledged Subsidiaries (as defined below) is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation. Each of the Company and its Pledged Subsidiaries has the corporate, limited liability company or partnership, as the case may be, power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, to (1) execute and deliver (i) this Agreement, (ii) the Note to be issued in connection with this Agreement, (iii) the Grant Shares, (iv) the Master Security Agreement dated as of the date hereof between the Company, certain Subsidiaries of the Company party thereto from time to time and the Purchaser (as amended, modified and/or supplemented from time to time, the “Master Security Agreement”), (v) the Registration Rights Agreement relating to the Grant Shares dated as of the date hereof between CHIP and the Purchaser (as amended, modified and/or supplemented from time to time, the “Registration Rights Agreement”), (vi) the Stock Pledge Agreement dated as of the date hereof between the Company, certain subsidiaries of the Company party thereto from time to time and the Purchaser (as amended, modified and/or or supplemented from time to time, the “Stock Pledge Agreement”), (vii) the Subsidiary Guaranty dated as of the date hereof between Digital Angel Corporation (“DOC”) and certain subsidiaries of DOC party thereto from time to time and the Purchaser (as amended, modified and/or or supplemented from time to time, the “Subsidiary Guaranty”), (viii) the Parent Guaranty dated as of the date hereof by the Company and the Purchaser (as amended, modified and/or or supplemented from time to time, the “Parent Guaranty”), (ix) the Funds Escrow Agreement dated as of the date hereof among the Company, the Purchaser and the escrow agent referred to therein, substantially in the form of Exhibit B hereto (as amended, modified and/or supplemented from time to time, the “Escrow Agreement”) and (x) all other documents, instruments and agreements entered into in connection with the transactions contemplated hereby and thereby (the preceding clauses (ii) through (x), collectively, the “Related Agreements”); (2) issue and sell the Note; (3) transfer the Grant Shares; and (4) carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation, partnership or limited liability company, as the case may be, in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition, or results of operations of the Company and its Pledged Subsidiaries taken individually and as a whole; provided, however, that no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) general business or economic conditions not specific or peculiar to the Company, (ii) acts of war or terrorism or natural disasters, (iii) catastrophic economic or significant regulatory or political conditions or changes, (iv) the announcement or performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (v) changes in any applicable accounting regulations or principles or the interpretations thereof, (vi) changes in laws, or (vii) changes in the price or trading volume of the Company’s stock.
4.2 Subsidiaries. Each active Subsidiary of the Company, the direct owner of such Subsidiary and the direct owner’s percentage ownership thereof, is set forth on Schedule 4.2. For the purpose of this Agreement, a “Subsidiary” means all or any of the following wholly-owned subsidiaries of the Company: Computer Equity Corporation, Government Telecommunications, Inc., Pacific Decision Sciences Corporation, Perimeter Acquisition Corp., and Thermo Life Energy Corp. The term “Pledged Subsidiary” means CHIP, InfoTech USA, Inc., DOC, and the Subsidiaries.
4.3 Capitalization; Voting Rights.
(a) The authorized capital stock of the Company, as of the date hereof consists of 130,000,000 shares, of which 125,000,000 are shares of Common Stock, par value $0.01 per share, 70,971,162 shares of which are issued and 70,870,866 shares of which are outstanding, and 5,000,000 are shares of preferred stock, par value $10.00 per share of which no shares of preferred stock are issued and outstanding. The authorized, issued and outstanding capital stock of each Subsidiary of the Company is set forth on Schedule 4.3.

(b) Except as disclosed on Schedule 4.3, other than: (i) those reserved for issuance under the Company’s stock option plans; and (ii) those which may be granted pursuant to this Agreement and the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Company of any of its securities. Except as disclosed on Schedule 4.3, neither the offer, issuance or sale of any of the Note or the Grant Shares nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any securities of the Company outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.
(c) Except as set forth on Schedule 4.3, all issued and outstanding shares of the Company’s Common Stock: (i) have been duly authorized and validly issued and are fully paid and nonassessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.
(d) The rights, preferences, privileges and restrictions of the shares of the Common Stock are as stated in the Company’s Certificate of Incorporation, as amended (the “Charter”).
(e) With respect to the Grant Shares, (i) the Company is the sole record and beneficial owner of the Grant Shares, free and clear of any taxes and encumbrances; (ii) the Grant Shares are not and will not be as of the Closing Date subject to any restrictions other than those restrictions on transfer pursuant to the Securities Act of 1933, as amended (the “Securities Law Restrictions”), as amended and (iii) upon the transfer of the Grant Shares to the Purchaser, the Purchaser will acquire good and marketable title thereto (assuming that the Purchaser is a bona fide purchaser within the meaning of Section 8-302 of the New York Uniform Commercial Code), and will be the legal and beneficial owner of such Grant Shares, free and clear of any encumbrances or restrictions, other than the Securities Law Restrictions.
4.4 Authorization; Binding Obligations. All corporate, partnership or limited liability company, as the case may be, action on the part of the Company and each of its Subsidiaries (including their respective officers and directors) necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company and its Subsidiaries hereunder and under the Related Agreements at the Closing and, the authorization, sale, issuance and delivery of the Note, and the transfer, sale and delivery of the Grant Shares has been taken or will be taken prior to the Closing. This Agreement and the Related Agreements, when executed and delivered and to the extent it is a party thereto, will be valid and binding obligations of each of the Company and each of its Subsidiaries, enforceable against each such person or entity in accordance with their terms, except:
(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and
(b) general principles of equity that restrict the availability of equitable or legal remedies.

The sale of the Note is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. The issuance of the Grant Shares is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.
4.5 Liabilities; Solvency.
(a) Neither the Company nor any of its Subsidiaries has any liabilities, except current liabilities, liabilities incurred in the ordinary course of business, intercompany liabilities which are eliminated in consolidation of the Company and its Subsidiaries, and liabilities disclosed in any of the Company’s filings under the Securities Exchange Act of 1934 (“Exchange Act”) made prior to the date of this Agreement (collectively, the “Exchange Act Filings”), copies of which have been provided or made available to the Purchaser.
(b) Beginning on the Closing Date and continuing until the Company’s complete satisfaction of its obligations arising under this Agreement and the Related Agreements, the Company is, and will be, Solvent. For purposes of this Section 4.5(b), “Solvent” means, with respect to the Company on a particular date, that on such date (a) the fair value of the property of the Company is greater than the total amount of liabilities, including contingent liabilities of the Company; (b) the present fair salable value of the assets of the Company is not less than the amount that will be required to pay the probable liability of the Company on its debts as they become absolute and matured; (c) the Company does not intend to, and does not believe that it will, incur debts or liabilities beyond the Company’s ability to pay as such debts and liabilities mature; and (d) the Company is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which the Company’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.
4.6 Agreements; Action. Except as set forth on Schedule 4.6 or as disclosed in the Exchange Filings:
(a) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or any of its Subsidiaries is a party or by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, the Company or any of its Subsidiaries in excess of $250,000 (other than obligations of, or payments to, the Company or any of its Subsidiaries arising from purchase or sale agreements, contracts for services, marketing and advertising related agreements, etc. entered into in the ordinary course of business); (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company or any of its Subsidiaries (other than licenses arising from the purchase of “off the shelf” or other standard products); (iii) provisions restricting the development, manufacture or distribution of the Company’s or any of its Subsidiaries’ material products or services; or (iv) indemnification by the Company or any of its Subsidiaries with respect to infringements of material proprietary rights.

(b) Except as set forth on Schedule 4.6, since June 30, 2007 (the “Balance Sheet Date”), neither the Company nor any of its Subsidiaries has: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations and intercompany loans) individually in excess of $250,000 or, in the case of indebtedness and/or liabilities individually less than $250,000, in excess of $500,000 in the aggregate; (iii) made any loans or advances in excess of $500,000, in the aggregate of all such loans and advances, other than ordinary course advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.
(c) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company or any Subsidiary of the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.
(d) The Company maintains disclosure controls and procedures (“Disclosure Controls”) designed to ensure that information required to be disclosed by the Company in its Exchange Act Filings is recorded, processed, summarized, and reported, within the time periods specified by the Exchange Act, and the applicable rules and forms promulgated by the Securities and Exchange Commission (“SEC”).
(e) The Company makes and keeps books, records, and accounts, that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company’s assets. The Company maintains internal control over financial reporting (“Financial Reporting Controls”) designed by, or under the supervision of, the Company’s principal executive and principal financial officers, and effected by the Company’s board of directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”), including that:
(i) transactions are executed in accordance with management’s general or specific authorization;
(ii) unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements are prevented or timely detected;
(iii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s receipts and expenditures are being made only in accordance with authorizations of the Company’s management and board of directors;

(iv) transactions are recorded as necessary to maintain accountability for assets; and
(v) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.
(f) There is no weakness in any of the Company’s Disclosure Controls or Financial Reporting Controls that is required to be disclosed in any of the Exchange Act Filings, except as so disclosed.
4.7 Obligations to Related Parties. Except as set forth on Schedule 4.7, there are no obligations of the Company or any of its Pledged Subsidiaries to officers, directors, stockholders or employees of the Company or any of its Pledged Subsidiaries other than for:
(a) payment of salary for services rendered and for bonus payments;
(b) reimbursement of reasonable expenses incurred on behalf of the Company and its Subsidiaries;
(c) other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company and each Pledged Subsidiary of the Company, as applicable); and
(d) obligations listed in the Company’s and each of its Pledged Subsidiary’s financial statements or disclosed in any of the Company’s or its Pledged Subsidiary’s applicable Exchange Act Filings.
Except as described above or as set forth on Schedule 4.7, none of the key officers, directors or, to the Company’s Knowledge (as defined herein), key employees or stockholders of the Company or any of its Subsidiaries or any members of their immediate families, are indebted to the Company or any of its Subsidiaries, individually or in the aggregate, in excess of $50,000 or have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with the Company or any of its Subsidiaries, other than passive investments in publicly traded companies (representing less than five percent (5%) of such company) which may compete with the Company or any of its Subsidiaries. Except as described above, no officer, director or stockholder of the Company or any of its Subsidiaries, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company or any of its Subsidiaries and no agreements, understandings or proposed transactions are contemplated between the Company or any of its Subsidiaries and any such person. Except as set forth on Schedule 4.7, neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person or entity. “Knowledge” means with respect to the Company and any of its Subsidiaries, the actual knowledge after reasonable inquiry of the chief executive officer, chief financial officer, and general counsel.

4.8 Changes. Since the Balance Sheet Date, except as disclosed in any Exchange Act Filing or in any Schedule to this Agreement or to any of the Related Agreements, there has not been:
(a) any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company or any of its Subsidiaries, which individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b) any resignation or termination of any key officer, key employee or group of employees of the Company or any of its Subsidiaries;
(c) any material change, except in the ordinary course of business, in the contingent obligations of the Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;
(d) any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(e) any waiver by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to it;
(f) any direct or indirect loans made by the Company or any of its Subsidiaries to any stockholder, employee, officer or director of the Company or any of its Subsidiaries, other than advances made in the ordinary course of business;
(g) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company or any of its Subsidiaries;
(h) any declaration or payment of any dividend or other distribution of the assets of the Company or any of its Subsidiaries;
(i) any labor organization activity related to the Company or any of its Subsidiaries;
(j) any debt, obligation or liability incurred, assumed or guaranteed by the Company or any of its Subsidiaries, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;
(k) any sale, assignment or transfer of any material patents, trademarks, copyrights, trade secrets or other intangible assets owned by the Company or any of its Subsidiaries;

(l) any change in any material agreement to which the Company or any of its Subsidiaries is a party or by which either the Company or any of its Subsidiaries is bound which either individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(m) any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
(n) any arrangement or commitment by the Company or any of its Subsidiaries to do any of the acts described in subsection (a) through (m) above.
4.9 Title to Properties and Assets; Liens, Etc. Except as set forth on Schedule 4.9, each of the Company and its Subsidiaries has good and marketable title to its properties and assets, and good title to its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than:
(a) those resulting from taxes which have not yet become delinquent;
(b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company or any of its Subsidiaries, so long as in each such case, such liens and encumbrances have no effect on the lien priority of the Purchaser in such property; and
(c) those that have otherwise arisen in the ordinary course of business, so long as they have no effect on the lien priority of the Purchaser therein.
All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its Subsidiaries are in operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, reasonable wear and tear accepted. The Company and its Subsidiaries are in compliance with all material terms of each lease to which it is a party or is otherwise bound.
4.10 Intellectual Property.
(a) Except as set forth on Schedule 4.10 hereto, each of the Company and its Pledged Subsidiaries either (i) owns sufficient legal rights to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, and other proprietary rights and processes necessary for its business as now conducted, or (ii) has a license, agreement or other permission to use the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, and other proprietary rights and processes necessary for its business as now conducted (the “Intellectual Property”), without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights owned by the Company, nor is the Company or any of its Pledged Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, and other proprietary rights and processes of any other person or entity other than: (w) such licenses or agreements arising from the license or purchase of “off the shelf” or standard products, (x) licenses and agreements relating to the manufacture, distribution, marketing, sales and maintenance of the Company’s products entered into in arms length transactions, (y) license grants by the Company to purchasers of its products or purchasers of licenses to its products, and (z) intra-company agreements between the Company and its Pledged Subsidiaries.

(b) Except as set forth on Schedule 4.10 hereto, neither the Company nor any of its Pledged Subsidiaries has received any communications alleging that the Company or any of its Pledged Subsidiaries has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company or any of its Pledged Subsidiaries aware of any basis therefor.
(c) The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company or any of its Pledged Subsidiaries, except for (i) inventions, trade secrets or proprietary information that have been rightfully assigned to the Company or any of its Pledged Subsidiaries, and (ii) inventions, trade secrets or proprietary information for which the Company has acquired license rights from the employee’s prior employer.
4.11 Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries is in violation or default of (x) any term of its Charter or Bylaws, or (y) any provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Related Agreements to which it is a party, and the issuance and sale of the Note by the Company and the other Securities by the Company each pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.
4.12 Litigation. Except as set forth on Schedule 4.12 hereto, there is no action, suit, proceeding or investigation pending or, to the Company’s Knowledge, currently threatened against the Company or any of its Subsidiaries that prevents the Company or any of its Subsidiaries from entering into this Agreement or the other Related Agreements, or from consummating the transactions contemplated hereby or thereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or any change in the current equity ownership of the Company or any of its Subsidiaries, nor is the Company aware that there is any basis to assert any of the foregoing. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority. There is no material action, suit, proceeding or investigation by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate. “Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

4.13 Tax Returns and Payments. Each of the Company and its Pledged Subsidiaries has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by the Company or any of its Pledged Subsidiaries on or before the Closing, have been paid or will be paid prior to the time they become delinquent. Neither the Company nor any of its Pledged Subsidiaries has been advised in writing:
(a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof; or
(b) of any adjustment, deficiency, assessment or court decision in respect of its federal, state or other taxes.
The Company has no Knowledge of any liability in excess of $100,000 for any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.
4.14 Employees. Except as set forth on Schedule 4.14 or except as disclosed in the Exchange Act Filings, neither the Company nor any of its Subsidiaries has any collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company or any of its Subsidiaries. Except as disclosed on Schedule 4.14 or except as disclosed in the Exchange Act Filings, neither the Company nor any of its Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. Except as set forth on Schedule 4.14, each employment contract and consultant contract to which the Company or any of its Subsidiaries is a party is valid and binding on the Company or its Subsidiaries, as the case may be, and , to the Company’s knowledge, each other party thereto and is in full force and effect. Neither the Company nor any of its Subsidiaries is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) that would materially interfere with their duties to the Company or any of its Subsidiaries. Except for employees who have a current effective employment agreement with the Company or any of its Subsidiaries or as set forth on Schedule 4.14 or except as disclosed in the Exchange Act Filings, no employee of the Company or any of its Subsidiaries has been granted the right to continued employment by the Company or any of its Subsidiaries or to any material compensation following termination of employment with the Company or any of its Subsidiaries. Except as set forth on Schedule 4.14 or except as disclosed in the Exchange Act Filings, the Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.

4.15 Registration Rights and Voting Rights. Except as set forth on Schedule 4.15, neither the Company nor any of its Subsidiaries is presently under any obligation, and neither the Company nor any of its Subsidiaries has granted any rights, to register any of the Company’s or its Subsidiaries’ presently outstanding securities or any of its securities that may hereafter be issued. Except as set forth on Schedule 4.15, to the Company’s Knowledge, no stockholder of the Company or any of its Subsidiaries has entered into any agreement with respect to the voting of equity securities of the Company or any of its Subsidiaries.
4.16 Compliance with Laws; Permits. Neither the Company nor any of its Subsidiaries is in violation of any provision of the Sarbanes-Oxley Act of 2002 or any SEC related regulation or rule or any rule of the Principal Market (as hereafter defined) promulgated thereunder or any other applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or any other Related Agreement and the issuance of any of the Securities, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. Each of the Company and its Subsidiaries has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.17 Environmental and Safety Laws. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. To the Company’s Knowledge, no Hazardous Materials (as defined below) are used, stored, or disposed of by the Company or any of its Subsidiaries or, by any other person or entity on any property owned, leased or used by the Company or any of its Subsidiaries. For the purposes of the preceding sentence, “Hazardous Materials” shall mean:
(a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials; or
(b) any petroleum products or nuclear materials.
4.18 Valid Offering. Assuming the accuracy of the representations and warranties of the Purchaser contained in this Agreement, the offer, sale and issuance of the Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

4.19 Full Disclosure. Each of the Company and each of its Subsidiaries has provided the Purchaser with all information requested by the Purchaser in connection with its decision to purchase the Note and the Grant Shares, including all information the Company and its Subsidiaries believe is reasonably necessary to make such investment decision. Neither this Agreement, the Related Agreements, the exhibits and schedules hereto and thereto contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. Any financial projections and other estimates provided to the Purchaser by the Company or any of its Subsidiaries were based on the Company’s and its Subsidiaries’ experience in the industry and on assumptions of fact and opinion as to future events which the Company or any of its Subsidiaries, at the date of the issuance of such projections or estimates, believed to be reasonable.
4.20 Insurance. Each of the Company and each of its Pledged Subsidiaries has general commercial, product liability, fire and casualty insurance policies with coverages which the Company believes are customary for companies similarly situated to the Company and its Pledged Subsidiaries in the same or similar business.
4.21 SEC Reports. The Company has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act since January 1, 2005. Copies of the following documents are publicly available via EDGAR on the SEC’s website: (i) the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006; and (ii) the Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2007 and June 30, 2007, and the Form 8-K filings which it has made or amended during the fiscal year 2007 to date (collectively, the “SEC Reports”). Each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.22 Listing. The Company’s Common Stock is listed or quoted, as applicable, on a Principal Market (as hereafter defined) and satisfies and, at all times until the Company’s complete satisfaction of its obligations under this Agreement and the Related Agreements, will satisfy, all requirements for the continuation of such listing or quotation, as applicable. The Company has not received any notice that its Common Stock will be delisted from, or no longer quoted on, as applicable, the Principal Market or that its Common Stock does not meet all requirements for such listing or quotation, as applicable. For purposes hereof, the term “Principal Market” means the NASD Over The Counter Bulletin Board, NASDAQ Capital Market, NASDAQ National Markets System, American Stock Exchange or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock).

4.23 No Integrated Offering. To the Company’s Knowledge, neither the Company, nor any of its Subsidiaries, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement or any of the Related Agreements to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Securities pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates or Subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.
4.24 Stop Transfer. The Grant Shares are restricted securities as of the date of this Agreement. Neither the Company nor any of its Subsidiaries will issue any stop transfer order or other order impeding the sale and delivery of any of the Grant Shares at such time as the Grant Shares are registered for public sale or an exemption from registration is available, except as required by state and federal securities laws.
4.25 [Intentionally Omitted].
4.26 Patriot Act. The Company certifies that, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has been designated, nor is or shall be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Company hereby acknowledges that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Company hereby represents, warrants and covenants that: (i) none of the cash or property that the Company or any of its Subsidiaries will pay or will contribute to the Purchaser has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company or any of its Subsidiaries to the Purchaser, to the extent that they are within the Company’s and/or its Subsidiaries’ control shall cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Company shall promptly notify the Purchaser if any of these representations, warranties or covenants ceases to be true and accurate regarding the Company or any of its Subsidiaries. The Company shall provide the Purchaser all additional information regarding the Company or any of its Subsidiaries that the Purchaser deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. The Company understands and agrees that if at any time it is discovered that any of the foregoing representations, warranties or covenants are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, the Purchaser may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of the Purchaser’s investment in the Company. The Company further understands that solely to the extent required by applicable law, the Purchaser may release confidential information about the Company and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if the Purchaser, in its sole discretion, determines that it is in the best interests of the Purchaser in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

4.27 ERISA. Based upon the Employee Retirement Income Security Act of 1974 (“ERISA”), and the regulations and published interpretations thereunder: (i) neither the Company nor any of its Subsidiaries has engaged in any non-exempt Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)); (ii) each of the Company and its Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its ERISA-governed plans; (iii) neither the Company nor any of its Subsidiaries has any Knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) neither the Company nor any of its Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than the Company’s or such Subsidiary’s employees and their beneficiaries; and (v) neither the Company nor any of its Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.
5. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:
5.1 Organization, Good Standing and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Purchaser is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.2 No Shorting. The Purchaser or any of its affiliates and investment partners has not, will not and will not cause any person or entity, to directly engage in “short sales” of the Company’s Common Stock as long as the Note shall be outstanding.
5.3 Requisite Power and Authority. The Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All corporate action on the Purchaser’s part required for the lawful execution and delivery of this Agreement and the Related Agreements has been taken or will be taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except:
(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and
(b) as limited by general principles of equity that restrict the availability of equitable and legal remedies.

5.4 Investment Representations. The Purchaser understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser’s representations contained in this Agreement, including, without limitation, that the Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act. The Purchaser confirms that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Note and the Grant Shares to be purchased by it under this Agreement. The Purchaser further confirms that it has had an opportunity to ask questions and receive answers from the Company regarding the Company’s and its Pledged Subsidiaries’ business, management and financial affairs and the terms and conditions of the Offering and the Note and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Purchaser or to which the Purchaser had access.
5.5 The Purchaser Bears Economic Risk. The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Purchaser must bear the economic risk of this investment until the Securities are sold pursuant to: (i) an effective registration statement under the Securities Act; or (ii) an exemption from registration is available with respect to such sale.
5.6 Acquisition for Own Account. The Purchaser is acquiring the Note and Grant Shares for the Purchaser’s own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.
5.7 The Purchaser Can Protect Its Interest. The Purchaser represents that by reason of its, or of its management’s, business and financial experience, the Purchaser has the capacity to evaluate the merits and risks of its investment in the Note and the Grant Shares and to protect its own interests in connection with the transactions contemplated in this Agreement and the Related Agreements. Further, the Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement or the Related Agreements.
5.8 Accredited Investor. The Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.
6. Covenants of the Company. The Company covenants and agrees with the Purchaser as follows:
6.1 Stop-Orders. The Company will advise the Purchaser, promptly after it receives notice of issuance by the SEC, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Common Stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.
6.2 Listing. Until its complete satisfaction of its obligations under this Agreement and the Related Agreements, the Company will maintain the listing or quotation, as applicable, of its Common Stock on the Principal Market, and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers (“NASD”) and such exchanges, as applicable.

6.3 Market Regulations. The Company shall notify the SEC, NASD and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Purchaser and promptly provide copies thereof to the Purchaser.
6.4 Reporting Requirements. The Company will deliver, or cause to be delivered, to the Purchaser each of the following, which shall be in form and detail acceptable to the Purchaser:
(a) As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company, each of the Company’s and each of its Subsidiaries’ audited financial statements with a report of independent certified public accountants of recognized standing selected by the Company and reasonably acceptable to the Purchaser (the “Accountants”), which annual financial statements shall be without qualification and shall include each of the Company’s and each of its Subsidiaries’ balance sheet as at the end of such fiscal year and the related statements of each of the Company’s and each of its Subsidiaries’ income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidating and consolidated basis to include the Company, each Subsidiary of the Company and each of their respective affiliates, all prepared in accordance with GAAP, together with (i) if and when available, copies of any management letters prepared by the Accountants; and (ii) a certificate of the Company’s President, Chief Executive Officer or Chief Financial Officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in the Note) and, if so, stating in reasonable detail the facts with respect thereto;
(b) As soon as available and in any event within forty five (45) days after the end of each fiscal quarter of the Company, an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of the Company and each of its Subsidiaries as at the end of and for such quarter and for the year to date period then ended, prepared on a consolidating and consolidated basis to include all the Company, each Subsidiary of the Company and each of their respective affiliates, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of the Company’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in the Note) not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;
(c) As soon as available and in any event within thirty (30) days after the end of each calendar month, an unaudited/internal balance sheet and statements of income, of each of the Company and its Subsidiaries as at the end of and for such month and for the year to date period then ended, prepared on a consolidating and consolidated basis to include the Company, each Subsidiary of the Company and each of their respective affiliates, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of the Company’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in the Note) not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;

(d) The Company shall timely file with the SEC all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination. Promptly after (i) the filing thereof, copies of the Company’s most recent registration statements and annual, quarterly, monthly or other regular reports which the Company files with the Securities and Exchange Commission (the “SEC”), and (ii) the issuance thereof, copies of such financial statements, reports and proxy statements as the Company shall send to its stockholders; and
(e) The Company shall timely deliver such other information as the Purchaser shall reasonably request.
6.5 Use of Funds. The Company shall use the proceeds of the sale of the Note (i) to make an intercompany loan to its Pledged Subsidiary, DOC which shall use such proceeds to repay in full the DOC’s existing secured indebtedness with (x) Imperium Master Fund Ltd. and its affiliates, including Gemini Master Fund, Ltd., and (y) Greater Bay Business Funding and (ii) for working capital purposes only.
6.6 Access to Facilities. The Company will permit any representatives designated by the Purchaser (or any successor of the Purchaser), upon reasonable notice and during normal business hours, at Purchaser’s expense and accompanied by a representative of the Company (provided that no such prior notice shall be required to be given and no such representative of the Company shall be required to accompany the Purchaser in the event the Purchaser believes such access is necessary to preserve or protect the Collateral (as defined in the Master Security Agreement) or following the occurrence and during the continuance of an Event of Default (as defined in the Note)) to:
(a) visit and inspect any of the properties of the Company;
(b) examine the corporate and financial records of the Company (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom; and
(c) discuss the affairs, finances and accounts of the Company with the directors, officers and independent accountants of the Company.

Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries will provide any material, non-public information to the Purchaser unless the Purchaser signs a confidentiality agreement and otherwise complies with Regulation FD, under the federal securities laws.
6.7 Taxes. Each of the Company and its Subsidiaries will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company and its Subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid currently if (i) the validity thereof shall currently and diligently be contested in good faith by appropriate proceedings, (ii) such tax, assessment, charge or levy shall have no effect on the lien priority of the Purchaser in any property of the Company or any of its Subsidiaries and (iii) if the Company and/or such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP; and provided, further, that the Company and its Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.
6.8 Insurance. (i) The Company shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral (as defined in each of the Master Security Agreement, the Stock Pledge Agreement and each other security agreement entered into by the Company for the benefit of the Purchaser) and the Company will bear the full risk of loss from any loss of any nature whatsoever with respect to the assets pledged to the Purchaser as security for the Obligations (as defined in the Master Security Agreement). Furthermore, the Company will insure or cause the Collateral to be insured, against loss or damage by fire, flood, sprinkler leakage, theft, burglary, pilferage, loss in transit and other risks customarily insured against by companies in similar business similarly situated as the Company including, but not limited to, workers compensation, public and product liability and business interruption, and such other hazards in amounts and under insurance policies and bonds by insurers consistent with current practice and reasonably acceptable to the Purchaser. All premiums thereon shall be paid by the Company, the policies delivered to the Purchaser, and each such policy shall be endorsed in the Purchaser’s name as an additional insured and lender loss payee, with an appropriate loss payable endorsement by the Company in form and substance satisfactory to the Purchaser. If the Company fails to obtain the insurance and in such amounts of coverage as otherwise required pursuant to this Section 6.8, the Purchaser may procure such insurance and the cost thereof shall be promptly reimbursed by the Company and shall constitute Obligations.
(ii) The Company’s insurance coverage shall not be impaired or invalidated by any act or neglect of the Company or any of its Subsidiaries and the insurer will provide the Purchaser with no less than thirty (30) days notice prior of cancellation.
(iii) The Purchaser, in connection with its status as a lender loss payee, will be assigned at all times to a first lien position until such time as all the Purchaser’s Obligations have been indefeasibly satisfied in full.
6.9 Intellectual Property. Each of the Company and its Subsidiaries shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

6.10 Properties. Each of the Company and its Subsidiaries will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and each of the Company and each of its Subsidiaries will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.11 Confidentiality. The Company will not, and will not permit any of its Subsidiaries to, disclose, and will not include in any public announcement, the name of the Purchaser, unless expressly agreed to by the Purchaser or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. Notwithstanding the foregoing, the Company may disclose the Purchaser’s identity and the terms of this Agreement and the Related Agreements to its current and prospective debt and equity financing sources. The Purchaser shall be permitted to discuss, distribute or otherwise transfer any non-public information of the Company and its Subsidiaries in the Purchaser’s possession now or in the future to potential or actual (i) direct or indirect investors in the Purchaser and (ii) third party assignees or transferees of all or a portion of the obligations of the Company and/or any of its Subsidiaries hereunder and under the Related Agreement, to the extent that such investor or assignee or transferee enters into a confidentiality agreement for the benefit of the Company in such form as may be necessary to addresses the Company’s Regulation FD requirements.
6.12 Required Approvals. For so long as twenty-five percent (25%) of the principal amount of the Note is outstanding, the Company, without the prior written consent of the Purchaser, shall not:
(a) (i) directly or indirectly declare or pay any dividends, (ii) issue any preferred stock that is mandatorily redeemable prior to the one year anniversary of the Maturity Date (as defined in the Note) or (iii) redeem any of its preferred stock or other equity interests;
(b) liquidate, dissolve or effect a material reorganization (it being understood that in no event shall the Company dissolve, liquidate or merge with any other person or entity without the prior written consent of Purchaser, which shall not unreasonably be withheld);
(c) become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Company’s right to perform the provisions of this Agreement, any Related Agreement or any of the agreements contemplated hereby or thereby;
(d) materially alter or change the scope of the business of the Company and its Pledged Subsidiaries (to the extent the Company shall have control over such alteration or change as a result of owning a controlling interest in the voting stock of such Pledged Subsidiary) taken as a whole; or

(e) (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt and debt incurred to finance the purchase of equipment (not in excess of five percent (5%) of the fair market value of the Company’s assets)) whether secured or unsecured other than (A) the Company’s obligations owed to the Purchaser, (B) intercompany indebtedness incurred in the ordinary course of business between or among the Company and its Pledged Subsidiaries; provided that, in respect of all intercompany indebtedness owing by DOC to the Company, the terms and conditions of such indebtedness relating to repayment and maturity shall be substantially similar to the terms and conditions as to repayment and maturity as set forth in the Note, (C) indebtedness set forth on Schedule 6.12(e) attached hereto and made a part hereof and any extensions, refinancings or replacements thereof on terms no less favorable to the Purchaser than the indebtedness being extended, refinanced or replaced, (D) any indebtedness incurred in connection with the purchase of assets (other than equipment) in the ordinary course of business, or any extensions, refinancings or replacements thereof on terms no less favorable to the Purchaser than the indebtedness being refinanced or replaced, so long as any lien relating thereto shall only encumber the fixed assets so purchased and no other assets of the Company or any of its Subsidiaries, (E) debt expressly subordinated to the Obligations (as defined in the Master Security Agreement) incurred by the Company that, individually or in the aggregate, does not exceed $2 million in principal or face amount and is reasonably acceptable to Purchaser; and (F) debt assumed or incurred in connection with the acquisition by the Company or its Subsidiaries of all or substantially all of the capital stock or other equity interests in, or all or substantially all of the assets of, any entity; provided the total debt assumed or incurred in connection with any such acquisition shall (i) be subordinated to Purchaser on terms acceptable to Purchaser and (ii) not exceed the product of (x) two (2) times (y) the amount of the acquired entity’s or business unit’s total earnings before interest, taxes, depreciation, and amortization (as determined in accordance with GAAP) for the twelve (12) calendar months immediately prior to such acquisition; (ii) cancel any indebtedness owing to it in excess of $100,000 in the aggregate during any 12 month period, except intercompany debt between the Company and its Subsidiaries without the prior written consent of Purchaser, which consent shall not be unreasonably withheld; or (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other person or entity, except the endorsement of negotiable instruments by the Company thereof for deposit or collection or similar transactions in the ordinary course of business or guarantees of indebtedness otherwise permitted to be outstanding pursuant to this clause (e).
6.13 Intentionally Omitted.
6.14 Opinion. On the Closing Date, the Company will deliver to the Purchaser an opinion, subject to the Purchaser’s reasonable acceptance, from the Company’s in-house or external legal counsel. The Company will provide, at the Company’s expense, such other legal opinions in the future as are deemed reasonably necessary by the Purchaser (and acceptable to the Purchaser) in connection with the sale of the Grant Shares.

6.15 Margin Stock. The Company will not permit any of the proceeds of the Note or the Grant Shares to be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.
6.16 FIRPTA. Neither the Company, nor any of its Subsidiaries, is a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder and neither the Company nor any of its Subsidiaries shall at any time take any action or otherwise acquire any interest in any asset or property to the extent the effect of which shall cause the Company and/or such Subsidiary, as the case may be, to be a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder.
6.17 Board Observation Rights. For so long as fifty percent (50%) of the principal amount of the Note is outstanding, the Purchaser will be entitled to the following board observation rights (“Board Observation Rights”): The Company shall permit one representative of the Purchaser to attend all in-person and telephonic meetings of the board of directors (excluding any committee meetings of the Board of Directors) of the Company (the “Board of Directors”) in a non-voting observer capacity, which observation right shall include the ability to observe discussions of the Board of Directors, and shall provide such representative with copies of all notices, minutes, written consents, and other materials that it provides to members of the Board of Directors, at the time it provides them to such members. The observation right may be exercised in person or via telephone or videophone participation. The Purchaser agrees, on behalf of itself and any representative exercising the observation rights set forth herein, that so long as it shall exercise its observation right (i) it shall hold in strict confidence pursuant to a confidentiality and non-disclosure agreement (in form and substance satisfactory to the Purchaser) all information and materials that it may receive or be given access to in connection with meetings of the Board of Directors and to act in a fiduciary manner with respect to all information so provided (provided that this shall not limit its ability to discuss such matters with its officers, directors or legal counsel, as necessary), and (ii) the Board of Directors may withhold from it certain information or material furnished or made available to the Board of Directors or exclude it from certain confidential “closed sessions” of the Board of Directors if the furnishing or availability of such information or material or its presence at such “closed sessions” would jeopardize such Company’s attorney-client privilege or if the Board of Directors otherwise reasonably so requires. The Board Observation Rights set forth in this Section 6.17 shall automatically terminate and be of no further force or effect upon the earlier of (A) the indefeasibly payment in full of all Obligations (as defined in the Master Security Agreement) for indebtedness, or (B) until less than fifty percent (50%) of the principal amount of the Note is outstanding.
7. Covenants of the Purchaser. The Purchaser covenants and agrees with the Company as follows:
7.1 Confidentiality. The Purchaser will not disclose, and will not include in any public announcement, the name of the Company, unless expressly agreed to by the Company or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

7.2 Non-Public Information. The Purchaser and its officers, directors, employees, affiliates, agents, shareholders, and control persons, will not effect any sales in the shares of the Company’s Common Stock while in possession of material, non-public information regarding the Company if such sales would violate applicable securities law.
7.3 Limitation on Acquisition of Common Stock of the Company. Notwithstanding anything to the contrary contained in this Agreement, any Related Agreement or any document, instrument or agreement entered into in connection with any other transactions between the Purchaser and the Company, to the extent applicable, the Purchaser may not acquire stock in the Company (including, without limitation, pursuant to a contract to purchase, by exercising an option or warrant by converting any other security or instrument, by acquiring or exercising any other right to acquire, shares of stock or other security convertible into shares of stock in the Company, or otherwise, and such contracts, options, warrants, conversion or other rights shall not be enforceable or exercisable) to the extent such stock acquisition would cause any interest (including any original issue discount) payable by the Company to the Purchaser not to qualify as “portfolio interest” within the meaning of Section 881(c)(2) of the Code, by reason of Section 881(c)(3) of the Code, taking into account the constructive ownership rules under Section 871(h)(3)(C) of the Code (the “Stock Acquisition Limitation”). The Stock Acquisition Limitation shall automatically become null and void without any notice to the Company upon the existence of an Event of Default (as defined in the Note) at a time when the average closing price of the Company’s common stock as reported by Bloomberg, L.P. on the Principal Market for the immediately preceding five trading days is greater than or equal to 200% of the closing price of the Company’s Common Stock as of the Closing Date as reported by Bloomberg, L.P. on the Principal Market.
8. Covenants of the Company and the Purchaser Regarding Indemnification.
8.1 Company Indemnification. The Company agrees to indemnify, hold harmless, reimburse and defend the Purchaser, each of the Purchaser’s officers, directors, agents, affiliates, control persons, and principal shareholders, against all claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees) of any nature, incurred by or imposed upon the Purchaser which result, arise out of or are based upon: (i) any misrepresentation by the Company or any of its Subsidiaries or breach of any warranty by the Company or any of its Subsidiaries in this Agreement, any other Related Agreement or in any exhibits or schedules attached hereto or thereto; or (ii) any breach or default in performance by Company or any of its Subsidiaries of any covenant or undertaking to be performed by Company or any of its Subsidiaries hereunder, under any other Related Agreement or any other agreement entered into by the Company and/or any of its Subsidiaries and the Purchaser relating hereto or thereto.
8.2 Purchaser’s Indemnification. The Purchaser agrees to indemnify, hold harmless, reimburse and defend the Company and each of the Company’s officers, directors, agents, affiliates, control persons and principal shareholders, at all times against any claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees) of any nature, incurred by or imposed upon the Company which result, arise out of or are based upon: (i) any misrepresentation by the Purchaser or breach of any warranty by the Purchaser in this Agreement or in any exhibits or schedules attached hereto or any Related Agreement; or (ii) any breach or default in performance by the Purchaser of any covenant or undertaking to be performed by the Purchaser hereunder, under any other Related Agreement, or any other agreement entered into by the Company and the Purchaser relating hereto or thereto.

9. Registration Rights.
9.1 Registration Rights Granted. CHIP hereby grants registration rights to the Purchaser pursuant to the Registration Rights Agreement.
9.2 Offering Restrictions. Except for stock or stock options granted to employees, directors or consultants of the Company and its Pledged Subsidiaries (these exceptions hereinafter referred to as the “Excepted Issuances”), neither the Company nor any of its Subsidiaries will, prior to the full repayment of the Note (together with all accrued and unpaid interest and fees related thereto), (x) enter into any equity line of credit agreement or similar agreement or (y) issue, or enter into any agreement to issue, any securities with a variable/floating conversion and/or pricing feature which are or could be (by conversion or registration)(commonly known as “floorless convertible instruments”) free-trading securities (i.e. common stock subject to a registration statement).
10. Miscellaneous.
10.1 Governing Law, Jurisdiction and Waiver of Jury Trial.
(a) THIS AGREEMENT AND THE OTHER RELATED AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
(b) THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND THE PURCHASER, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER RELATED AGREEMENTS; PROVIDED, THAT THE PURCHASER AND THE COMPANY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE PURCHASER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL (AS DEFINED IN THE MASTER SECURITY AGREEMENT) OR ANY OTHER SECURITY FOR THE OBLIGATIONS (AS DEFINED IN THE MASTER SECURITY AGREEMENT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE PURCHASER. THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 10.8 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE COMPANY’S ACTUAL RECEIPT THEREOF.

(c) THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PURCHASER AND/OR THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.
10.2 Severability. Wherever possible each provision of this Agreement and the Related Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Related Agreement shall be prohibited by or invalid or illegal under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity or illegality, without invalidating the remainder of such provision or the remaining provisions thereof which shall not in any way be affected or impaired thereby.
10.3 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchaser and the Closing of the transactions contemplated hereby to the extent provided therein for a period of twelve (12) months following the repayment of the obligations under the Note. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument. All indemnities set forth herein shall survive the execution, delivery and termination of this Agreement and the Note and the making and repayment of the obligations arising hereunder, under the Note and under the other Related Agreements for a period of twelve (12) months following the repayment of the obligations under the Note.

10.4 Successors. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person or entity which shall be a holder of the Securities from time to time, other than the holders of Common Stock which has been sold by the Purchaser pursuant to Rule 144 or an effective registration statement. Upon notice to the Company, the Purchaser may assign any or all of its rights hereunder or under any Related Agreement to any person and any such assignee shall succeed to the Purchaser’s rights with respect thereto; provided that the Purchaser shall not be permitted to effect any such assignment to a competitor of the Company unless an Event of Default (as defined in the Note) has occurred and is continuing. Notwithstanding the foregoing, no notice shall be required to the Company in the event that such assignment is to a party that is an affiliate, or under common control with, the Purchaser. Upon such assignment, the Purchaser shall be released from all responsibility for the Collateral (as defined in the Master Security Agreement, the Stock Pledge Agreement and each other security agreement, mortgage, cash collateral deposit letter, pledge and other agreements which are executed by the Company or any of its Subsidiaries in favor of the Purchaser) to the extent same is assigned to any transferee. The Purchaser may from time to time sell or otherwise grant participations in any of the Obligations (as defined in the Master Security Agreement) and the holder of any such participation shall, subject to the terms of any agreement between the Purchaser and such holder, be entitled to the same benefits as the Purchaser with respect to any security for the Obligations (as defined in the Master Security Agreement) in which such holder is a participant. The Company agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Obligations (as defined in the Master Security Agreement) as fully as though the Company were directly indebted to such holder in the amount of such participation. The Company may not assign any of its rights or obligations hereunder without the prior written consent of the Purchaser. All of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the undersigned, and shall bind the representatives, successors and permitted assigns of the Company.
10.5 Entire Agreement; Maximum Interest. This Agreement, the Related Agreements, the exhibits and schedules hereto and thereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. Nothing contained in this Agreement, any Related Agreement or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Purchaser and thus refunded to the Company.
10.6 Amendment and Waiver.
(a) This Agreement may be amended or modified only upon the written consent of the Company and the Purchaser.

(b) The obligations of the Company and the rights of the Purchaser under this Agreement may be waived only with the written consent of the Purchaser.
(c) The obligations of the Purchaser and the rights of the Company under this Agreement may be waived only with the written consent of the Company.
10.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement or the Related Agreements, by law or otherwise afforded to any party, shall be cumulative and not alternative.
10.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:
(a) upon personal delivery to the party to be notified;
(b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;
(c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or
(d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.
All communications shall be sent as follows:

If to the Company, to:	Applied Digital Solutions, Inc.
1690 South Congress Avenue, Suite 200
Delray Beach, FL 33445
Attention: Michael Krawitz
Facsimile: 561-805-8001

with a copy to:

Harvey Goldman, Esq.
Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, FL 33131
Facsimile: 305-789-7799

If to the Purchaser, to:	Kallina Corporation
874 Walker Road, Suite C
Dover, DE 19904
Facsimile: 914-949-9618

with a copy to:

c/o Laurus Capital Management, LLC
Portfolio Services
335 Madison Avenue, 10th Floor
New York, NY 10017
Facsimile: 212-581-5037
or at such other address as the Company or the Purchaser may designate by written notice to the other parties hereto given in accordance herewith.
10.9 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement or any Related Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement and/or such Related Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
10.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
10.11 Facsimile Signatures; Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.
10.12 Broker’s Fees. Except as set forth on Schedule 10.12 hereof, each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 10.12 being untrue.
10.13 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and the Related Agreements and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement or any Related Agreement to favor any party against the other.

IN WITNESS WHEREOF, the parties hereto have executed the SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:		PURCHASER:

APPLIED DIGITAL SOLUTIONS, INC.		KALLINA CORPORATION

By:	/s/ Lorraine M. Breece	By:	/s/ David Grin

Name:	Lorraine M. Breece	Name:	David Grin

Title:	SVP, ACFO	Title:	Director

AGREED AND ACKNOWLEDGED
AS TO SECTION 9.1 ONLY:

VERICHIP CORPORATION

By:	/s/ W J Caragol

Name:	W J Caragol

Title:	President

AGREED AND ACKNOWLEDGED
AS TO SECTION 6.5(i) ONLY:

DIGITAL ANGEL CORPORATION

By:	/s/ Lorraine M. Breece

Name:	Lorraine M. Breece

Title:	VP, ACFO

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